EXHIBIT 10.16

New York • Chicago • San Diego • Aliso Viejo • Austin • Minneapolis • Taipei • São Paulo

www.mzgroup.us

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 1st day of September 2023 by and between Gamer Pakistan, Inc. (hereinafter referred to as the “Company” or “GPAK” and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise, and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1          MZHCI agrees that commencing on the 1st day of September 2023, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which MZHCI has knowledge or expertise.

1.2          MZHCI shall render services to the Company as an independent contractor, and not as an employee. All services rendered by MZHCI on behalf of the Company shall be performed to the best of MZHCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating GPAK’s investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional, family office and retail investors and sell-side analysts; increasing the Company participation in investment conferences focused on small-cap companies; achieving a fair market value for the Company’s stock; and significantly increasing the Company’s exposure in the financial market.

MZHCI Initial___GF___ COMPANY Initial___JK___

I.   Scope of Services, Programs and Deliverables

MZHCI will assess the Company’s readiness for capital markets and determine the best path in achieving the Company’s goals. During its engagement, MZHCI will counsel Senior Management on the life cycle of the financial markets, including how the Company is impacted by both macro-economic and micro-economic variables, its peer dynamic, and how allocation of shares in the book of orders can influence stock performance from the first day of trading to months into the future. The service includes coordination of the entire lifecycle of the placement process.

MZHCI’s value-add is in proactive management of the placement process and issuer education at each stage of the process based on lessons learned from the best and worst deals from MZHCI’s collective capital markets experience. Consultant will work closely with senior management, heads of business lines, and legal counsel throughout the assessment and the preparation process, becoming an integral part of the company’s investor relations and communications arm in the process:

1.    POST IPO SERVICES

Post IPO, MZHCI will serve as your dedicated internal IR or supplement your IR team with our comprehensive investor relations program and technology solutions.

A.	Provide a Senior Account Manager with strong consumer & sustainability experience as a single point of contact for all investors
B.	Execute global (if appropriate) or domestic IR strategies with proactive shareholder targeting
C.	Liaise with investment bankers and expand relationships with relevant research analysts
D.	Conduct buy-side and financial media outreach to raise awareness, scheduling conference calls and interviews with management for vetted, VIP investors or respectable financial media outlets.
E.	Consistently communicate with the investment community and financial media, communicating key financial and operating metrics in detail
F.	Delivering institutional shareholder reports following 13-F filing deadline
G.	Develop and update investor FAQ document
H.	Manage investor database/CRM to include relevant communications and action items for shareholders and prospective investors
I.	Draft, upload and coordinate all material press releases including earnings releases; disseminate these communications on the wire, to the Company’s master email list and to social media
J.	Manage preparation process for all quarterly calls, including scripting, call invites and conference call / webcast logistics
K.	Secure invitations to top-tier investor conferences to improve awareness; conduct detailed investor conference follow-up with investors
L.	Assist with planning and coordination of all aspects of analyst days and annual shareholder meetings
M.	Address all communications in a timely manner, including daily ad hoc calls from current shareholders and interested investors
N.	Assist management with crisis communications in a timely and consistent manner
O.	Regularly update the PowerPoint investor presentation to accurately reflect new developments
P.	Provide any relevant advice requested by management of the Company with respect to public markets and trading dynamic of the stock to help management make the right decisions

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Q.	Conduct intermittent perception studies: contact shareholders/analysts and prospective investors on as needed basis to gather feedback and views of Company’s health and management’s efficiency and ability to execute vs. expectations

INVESTMENT AWARENESS AND OUTREACH

A.	Consultant will make introductions to investors worldwide utilizing a proprietary, robust database:

i.	Equity Brokers
ii.	Analysts (both generalists and industry specialists)
iii.	Portfolio Managers/Institutions
iv.	High Net Worth Investors & Family Offices
v.	Retail Investors
vi.	Market Makers
vii.	Financial Publication

FINANCIAL MEDIA RELATIONS

Targeted media relations offer an important segment to the corporate story. MZHCI will target media opportunities that highlight GPAK’s strategy, growth objectives, board of directors, developments and milestones related to its business. Services include:

A.	Targeted media programs
B.	Strategic counsel
C.	Release drafts and media targets
D.	Q&A to support significant corporate developments
E.	Feedback after interviews

Trade Magazines & Journals - Investors, business partners, customers, and business reporters utilize the industry press as a valued source of information. MZHCI will raise awareness for GPAK’s business and consumer footprint, and news events related to growth performance, partnership deals, and significant product advances in qualified trade magazines and journals.

Business & Financial Media – MZHCI will identify the optimal news, corporate, and industry trends that will provide angles in the business/financial media and then actively pursue those opportunities with the appropriate reporter(s).

PUBLIC MARKET INSIGHT

MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The Team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate, and crisis communications gained through representing over 200 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

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As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market.

ONGOING – These services will be provided ongoing with a summary included in each semi-annual update

A.	Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer-term investor.
B.	Continually update the database to ensure that all press releases are e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.
C.	Provide consulting services to GPAK management on the public markets.
D.	Provide progress reports to senior management and evaluate achievements with a quarterly summary of activities and a detailed report every six months.

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As GPAK grows, MZHCI will recommend changes to the agenda that complement its growth. As the Company continues to execute its strategic plan by winning new customers and expanding its base of business, MZHCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

Assuming that management’s efforts are leading ultimately to success and great profitability, the end results of this financial communication and awareness campaign should be:

A.	An increase in the number of financial professionals (including brokers, institutions, and analysts) and individual investors well educated and knowledgeable about GPAK: including senior management, the company’s products, and its current financial condition & growth opportunities.
B.	An increase in the number of articles printed in both trade and financial publications.
C.	An increase in the liquidity of the common stock after IPO.
D.	An increase in GPAK valuation coupled with a broader, more diverse shareholder base.
E.	Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

II.  AGENDA

Timeline

FIRST 30 DAYS

DAYS 30-60

A.	Formalize a Press Release calendar (queue) for coming three months. Create and release accordingly to the market subject to approval by GPAK and its counsel.

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B.	Include GPAK where applicable in interviews with all financial online sites. Review and create media target list. Begin to make introductions and follow-up.
C.	Include GPAK in all presentations where MZHCI representatives will speak on GPAK’s industry topics.
D.	Continue outreach.

DAYS 60-90

A.	Formalize and continually update the database to ensure that all press releases are e-mailed to all interested professionals.
B.	Target newsletter editors and publishers for favorable recommendations. Focus on Business Publications for appropriate stories on GPAK product roll-out, unique Esports model incorporating a cutting edge data analytical technology, and key competitive advantages to investors and industry players. Follow-up accordingly with all interested parties with a goal of receiving a new piece of media coverage at least 1x per quarter.
C.	.

III.  Term

This agreement becomes effective upon execution and shall remain effective for a period of twelve (12) months. At six (6) months, either party may terminate this agreement with written notice to the other. If not terminated at six (6) months, this agreement shall continue for the remainder of the twelve (12) month term and shall automatically renew every twelve (12) months thereafter unless either party to the other delivers thirty (30) days written notice of termination prior to the end of the then current term.

IV.  Compensation

Cash	Month 1: $12,000 USD due within 10 business days after full execution of the agreement. Month 2 & Beyond: $8,500 USD per month payable on the 1st day of each month.

Expense Reimbursement	Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include creation, printing and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. or other expenses involving more than $200, and any expenses aggregating in excess of $1,000 per month, shall be paid by the Company, only with Company authorization prior to incurring any expenses.

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V. Prior Restriction

MZHCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

Neither MZHCI nor any consultant it utilizes in connection with the services hereunder shall provide any service to, or contract with any direct competitor of the Company during the Term of this Agreement (including any extensions thereof) or for a period of ninety (90) days thereafter.

VI. Assignment

This Agreement is personal to MZHCI and may not be assigned in any way by MZHCI without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, and permitted assigns of MZHCI and upon the successors and assigns of the Company.

VII. Confidentiality

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to MZHCI or which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of GPAK. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and that is not known or generally available to the public. It is understood and agreed that MZHCI’s obligations pursuant to this section survive termination of this Agreement.

VIII. DEFAULT

1.	Except for a claim or controversy arising under Section VII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in California in accordance with the rules of the American Arbitration Association applicable to commercial disputes. There shall be one Arbitrato, who shall be a retired jusge. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The Arbitrator shall have the authority to grant to the prevailing party reimbursement of all reasonable fees incurred, including attorney, filing, travel and anything associated with the arbitration.
2.	In the event MZHCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel MZHCI to comply with, or restrain MZHCI from violating, such provision, and, in addition or in lieu thereof, , the Company shall be entitled to declare MZHCI in default hereunder and to terminate this Agreement and any further payments hereunder.
3.	Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold

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harmless, and defend MZHCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).
4.	MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of rendering services under this agreement or otherwise.

IX.  Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

X.  Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Gamer Pakistan, Inc. 35 E Horizon Ridge Parkway, Suite 110-481; Henderson, NV 89002-7906; and in the case of MZHCI, be mailed to MZHCI, LLC, 5055 Avenida Encinas, Suite 130, Carlsbad, CA 92008.

XI.  Miscellaneous

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.	This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.
3.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, USA

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In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

MZHCI, LLC	Gamer Pakistan, Inc.

By: /s/ Greg Falesnik	By: /s/ James Knopf

Greg Falesnik, CEO	James Knopf, CEO

Date: 09/07/2023	Date: 9/6/2023

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